Exhibit 99.3

WSFS FINANCIAL CORPORATION

NON-PLAN STOCK OPTION AGREEMENT

WSFS Financial Corporation (the “Company”) has granted to the Participant named in the Notice of Grant of Non-Plan Stock Option (the “Grant Notice”) to which this Non-Plan Stock Option Agreement (the “Option Agreement”) is attached an option (the “Option”) to purchase certain shares of Stock upon the terms and conditions set forth in the Grant Notice and this Option Agreement. The Option has not been granted pursuant to the WSFS Financial Corporation 2005 Incentive Plan (the “Plan”). However, as set forth below, unless otherwise defined herein or in the Grant Notice, capitalized terms shall have the meaning set forth in the Plan (the “Applicable Plan Provisions”). In addition, the Option is subject to the approval of the Company’s stockholders. For this purpose, stockholder approval means the approval of stockholders of the Company as set forth in Section 162(m) of the Code. Notwithstanding anything in this Option Agreement or the Grant Notice to the contrary, if stockholder approval of the Option is not obtained on or before the one-year anniversary of the Grant Date, this Option shall terminate and all rights hereunder shall terminate. In addition, this Option may not be exercised before the Option is approved by the stockholders of the Company. This Option Agreement represents a one-time grant as set forth in the Grant Notice and the maximum number of Shares with respect to the Option that can be granted is 250,000 during any one calendar year.

By signing the Grant Notice, the Participant: (a) acknowledges receipt of, and represents that the Participant has read and is familiar with, the Grant Notice, this Option Agreement, the Applicable Plan Provisions, and a prospectus for the Option prepared in connection with the registration with the Securities and Exchange Commission of shares issuable pursuant to the Option (the “Option Prospectus”), (b) accepts the Option subject to all of the terms and conditions of the Grant Notice, this Option Agreement, and the Applicable Plan Provisions, and (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Grant Notice, this Option Agreement or the Applicable Plan Provisions.

1.	DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. Unless otherwise defined herein, capitalized terms shall have the meanings assigned to such terms in the Grant Notice or the Applicable Plan Provisions.

1.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Option Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

2.	TAX STATUS OF OPTION.

This Option is intended to be a Nonstatutory Stock Option and shall not be treated as an Incentive Stock Option within the meaning of Section 422(b) of the Code.

3.	ADMINISTRATION.

All questions of interpretation concerning the Grant Notice, this Option Agreement, the Applicable Plan Provisions or any other form of agreement or other document employed by the Company in the administration of the Option shall be determined by the Committee. All such determinations by the Committee shall be final, binding and conclusive upon all persons having an interest in the Option, unless fraudulent or made in bad faith. Any and all actions, decisions and determinations taken or made by the Committee in the exercise of its discretion pursuant to the Option or other agreement thereunder (other than determining questions of interpretation pursuant to the preceding sentence) shall be final, binding and conclusive upon all persons having an interest in the Option. Any officer shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Company herein, provided the officer has apparent authority with respect to such matter, right, obligation, or election.

4.	EXERCISE OF THE OPTION.

4.1 Right to Exercise. Except as otherwise provided herein, the Option shall be exercisable as set forth in the Grant Notice. This Option may not be exercised prior to its approval by the stockholders of the Company.

4.2 Method of Exercise. The Committee shall determine the methods by which the exercise price of the Option may be paid, the form of payment, including, without limitation, cash, Shares, or other property (including “cashless exercise” arrangements), and the methods by which Shares shall be delivered or deemed to be delivered to the Participant; provided, however, that if Shares are used to pay the exercise price of an Option, such Shares must have been held by the Participant for at least such period of time, if any, as necessary to avoid the recognition of an expense under generally accepted accounting principles as a result of the exercise of the Option.

4.3 Tax Withholding.

(a) In General. At the time the Option is exercised, in whole or in part, or at any time thereafter as requested by the Company, the Participant hereby authorizes withholding from payroll and any other amounts payable to the Participant, and otherwise agrees to make adequate provision for (including by means of a “cashless exercise” to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax (including any social insurance) withholding obligations of the Company, if any, which arise in connection with the Option. The Company shall have no obligation to deliver shares of Stock until the tax withholding obligations have been satisfied.

(b) Withholding in Shares. The Company shall have the right, but not the obligation, to require the Participant to satisfy all or any portion of the tax withholding obligations upon exercise of the Option by deducting from the Shares otherwise issuable to the Participant upon such exercise a number of whole shares having a fair market value, as determined by the Company as of the date of exercise, not in excess of the amount of such tax withholding obligations determined by the applicable minimum statutory withholding rates. Any Shares withheld may not be reissued under any circumstances.

4.4 Beneficial Ownership of Shares; Certificate Registration. The Participant hereby authorizes the Company, in its sole discretion, to deposit for the benefit of the Participant with any broker with which the Participant has an account relationship of which the Company has notice any or all shares acquired by the Participant pursuant to the exercise of the Option. Except as provided by the preceding sentence, a certificate for the Shares as to which the Option is exercised shall be registered in the name of the Participant, or, if applicable, in the names of the heirs of the Participant.

4.5 Restrictions on Grant of the Option and Issuance of Shares. The grant of the Option and the issuance of shares of Stock upon exercise of the Option shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities. The Option may not be exercised if the issuance of shares of Stock upon exercise would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed or any Company imposed blackout policy or procedure. In addition, the Option may not be exercised unless (i) a registration statement under the 1933 Act shall at the time of exercise of the Option be in effect with respect to the shares issuable upon exercise of the Option or (ii) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the Option may be issued in accordance with the terms of an applicable exemption from the registration requirements of the 1933 Act. THE PARTICIPANT IS CAUTIONED THAT THE OPTION MAY NOT BE EXERCISED UNLESS THE FOREGOING CONDITIONS ARE SATISFIED. ACCORDINGLY, THE PARTICIPANT MAY NOT BE ABLE TO EXERCISE THE OPTION WHEN DESIRED EVEN THOUGH THE OPTION IS VESTED. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Option shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of the Option, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

4.6 Fractional Shares. The Company shall not be required to issue fractional shares upon the exercise of the Option.

5.	TRANSFERABILITY OF THE OPTION.

5.1 Transferability in General. Except as provided in Section 5.2, the Option may be exercised during the lifetime of the Participant only by the Participant or the Participant’s guardian or legal representative and shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. Following the death of the Participant, the Option, to the extent provided in Section 8, may be exercised by the Participant’s legal representative or by any person empowered to do so under the deceased Participant’s will or under the then applicable laws of descent and distribution. However, the Committee may (but need not) permit other transfers where the Committee concludes that such transferability (i) does not result in accelerated taxation, and (ii) is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, state or federal tax or securities laws applicable to transferable Awards.

5.2 Designation of Beneficiary. Notwithstanding Section 5.2, the Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights under the Option is subject to all terms and conditions of the Option Agreement and Grant Notice applicable to the Participant, except to the extent the Option Agreement and Grant Notice otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Participant, payment shall be made to the Participant’s estate. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.

6.	ACCELERATION OF OPTION UNDER CERTAIN CIRCUMSTANCES.

If the Participant (a) dies prior to termination of employment, (b) becomes Disabled, or (c) is terminated without Cause or he resigns for Good Reason within two years after the effective date of a Change in Control, then all of the Participant’s outstanding Option that may be exercised shall become fully exercisable. The Committee may in its sole discretion at any time determine that all or a portion of the Participant’s Option that may be exercised shall become fully or partially exercisable as of such date as the Committee may, in its sole discretion, declare.

7.	TERMINATION OF THE OPTION.

The Option shall terminate and may no longer be exercised after the first to occur of (a) the close of business on the Option Expiration Date, (b) the close of business on the last date for exercising the Option following termination of the Participant’s service as described in Section 8, or (c) a Change in Control to the extent provided in Section 9. In addition, this Option shall terminate and be null and void if it is not approved by the stockholders of the Company on or before the one year anniversary of the Grant Date.

8.	EFFECT OF TERMINATION OF SERVICE.

8.1 Option Exercisability. The Option shall be exercisable after the Participant’s termination of service to the extent it is or becomes vested (as set forth in this Option Agreement) only during the applicable time period as determined in this Section 8.1. and thereafter shall terminate. Subject to any earlier termination provision contained in the Grant Notice, the Option to the extent it is vested shall lapse upon the earliest of the following circumstances:

(1) The Option Expiration Date.

(2) Three months after termination of the Participant’s Continuous Status as a Participant for any reason other than the Participant’s Disability or death.

(3) One year after the termination of the Participant’s Continuous Status as a Participant by reason of the Participant’s Disability.

(4) One year after the termination of the Participant’s Continuous Status as a Participant if the Participant dies while either employed or during the three-month period described in paragraph (2) or during the one-year period described in paragraph (3) and before the Option otherwise lapses.

8.2 Extension if Exercise Prevented by Provisions in Section 4.5. Notwithstanding the foregoing, other than termination of the Participant’s service for Cause, if the exercise of the Option within the applicable time periods set forth in Section 8.1 is prevented by the provisions of Section 4.5, the Option shall remain exercisable until the later of (a) thirty (30) days after the date such exercise first would no longer be prevented by such provisions, or (b) the end of the applicable time period under Section 8.1, but in any event no later than the Option Expiration Date.

9.	EFFECT OF CHANGE IN CONTROL.

In the event of a Change in Control (as defined in the Plan), the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may, without the consent of the Participant, assume or continue in full force and effect the Company’s rights and obligations under all or any portion of the Option or substitute for all or any portion of the Option a substantially equivalent option for the Acquiror’s stock. For purposes of this Section, the Option or any portion thereof shall be deemed assumed if, following the Change in Control, the Option confers the right to receive, subject to the terms and conditions of the Grant Notice and this Option Agreement, for each share of Stock subject to such portion of the Option immediately prior to the Change in Control, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Stock on the effective date of the Change in Control was entitled; provided, however, that if such consideration is not solely common stock of the Acquiror, the Committee may, with the consent of the Acquiror, provide for the consideration to be received upon the exercise of the Option for each share of Stock to consist solely of common stock of the Acquiror equal in Fair Market Value to the per share consideration received by holders of Stock pursuant to the Change in Control. The Option shall terminate and cease to be outstanding effective as of the time of consummation of the Change in Control to the extent that the Option is neither assumed or continued by the Acquiror in connection with the Change in Control nor exercised as of the time of the Change in Control.

10.	ADJUSTMENTS FOR CHANGES IN CAPITAL STRUCTURE.

Subject to any required action by the stockholders of the Company and the requirements of Section 409A of the Internal Revenue Code (“Code Section 409A”) to the extent applicable, in the event of a nonreciprocal transaction between the Company and its stockholders that causes the per-share value of the Stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), and the Committee shall make such adjustments to the Option Agreement as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. Action by the Committee may include: (i) adjustment of the number and kind of shares that may be delivered under the Option Agreement; (ii) adjustment of the number and kind of shares subject to the Option; (iii) adjustment of the exercise price of the Option; and (iv) any other adjustments that the Committee determines to be equitable. Without limiting the foregoing, in the event of a subdivision of the outstanding Stock (stock-split), a declaration of a dividend payable in Shares, or a combination or consolidation of the outstanding Stock into a lesser number of Shares, the number of shares subject to the Option shall automatically be adjusted proportionately, and the Shares then subject to the Option shall automatically, without the necessity for any additional action by the Committee, be adjusted proportionately without any change in the aggregate purchase price therefor.

11.	RIGHTS AS A STOCKHOLDER, DIRECTOR, EMPLOYEE OR CONSULTANT.

The Participant shall have no rights as a stockholder with respect to any Shares covered by the Option until the date of the issuance of the Shares for which the Option has been exercised (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date the Shares are issued, except as provided in Section 10. If the Participant is an employee, the Participant understands and acknowledges that, except as otherwise provided in a separate, written employment agreement between the Company or any Parent or Subsidiary (each, a “Participating Company”) and the Participant, if any, the Participant’s employment is “at will” and is for no specified term. Nothing in this Option Agreement shall confer upon the Participant any right to continue in the service of a Participating Company or interfere in any way with any right of any Participating Company to terminate the Participant’s service as a director, an employee or consultant, as the case may be, at any time.

12.	LEGENDS.

The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing shares of stock subject to the provisions of this Option Agreement. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to the Option in the possession of the Participant in order to carry out the provisions of this Section.

13.	MISCELLANEOUS PROVISIONS.

13.1 Amendment. The Committee may amend the Option at any time; provided, however, no such termination or amendment may adversely affect the Option or any unexercised portion hereof without the consent of the Participant unless such amendment is necessary to comply with any applicable law or government regulation. No amendment or addition to this Option Agreement shall be effective unless in writing.

13.2 Section 409A. The Option granted hereunder is intended to comply with, or otherwise be exempt from, Code Section 409A. The Option Agreement shall be administered, interpreted, and construed in a manner consistent with Code section 409A to the extent necessary to avoid the imposition of additional taxes under Code section 409A(a)(1)(B).

13.3 Further Instruments. The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Option Agreement.

13.4 Binding Effect. This Option Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Participant and the Participant’s heirs, executors, administrators, successors and assigns.

13.5 Delivery of Documents and Notices. Any document relating to participation in the Plan or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Option Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Participant by a Participating Company, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the address of such party set forth in the Grant Notice or at such other address as such party may designate in writing from time to time to the other party.

(a) Description of Electronic Delivery. The Option documents, which may include but do not necessarily include: the Plan, the Grant Notice, this Option Agreement, the Option Prospectus, and any reports of the Company provided generally to the Company’s stockholders, may be delivered to the Participant electronically. In addition, if permitted by the Company, the Participant may deliver electronically the Grant Notice and Exercise Notice called for by Section 4.2 to the Company or to such third party involved in administering the Option as the Company may designate from time to time. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the Internet site of a third party involved in administering the Option, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.

(b) Consent to Electronic Delivery. The Participant acknowledges that the Participant has read Section 13.5(a) of this Option Agreement and consents to the electronic delivery of the Plan documents and, if permitted by the Company, the delivery of the Grant Notice and Exercise Notice, as described in Section 13.5(a). The Participant acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Company by telephone or in writing. The Participant further acknowledges that the Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, the Participant understands that the Participant must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. The Participant may revoke his or her consent to the electronic delivery of documents described in Section 13.5(a) or may change the electronic mail address to which such documents are to be delivered (if Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Participant understands that he or she is not required to consent to electronic delivery of documents described in Section 13.5(a).

13.6 Integrated Agreement. The Grant Notice, this Option Agreement, and the Applicable Plan Provisions, together with any employment, service or other agreement between the Participant and a Participating Company referring to the Option, shall constitute the entire understanding and agreement of the Participant and the Participating Companies with respect to the subject matter contained herein or therein and supersede any prior agreements, understandings, restrictions, representations, or warranties among the Participant and the Participating Companies with respect to such subject matter. To the extent contemplated herein or therein, the provisions of the Grant Notice, the Option Agreement, and the Applicable Plan Provisions shall survive any exercise of the Option and shall remain in full force and effect.

13.7 Applicable Law. Except to the extent governed by applicable federal law, the validity, interpretation, construction and performance of this Option Agreement shall be governed by the laws of the State of Delaware as such laws are applied to agreements between Delaware residents entered into and to be performed entirely within the State of Delaware.

13.8 Counterparts. The Grant Notice may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

	Participant:	Mark Turner
☒ Nonstatutory Stock Option

Date:

STOCK OPTION EXERCISE NOTICE

WSFS Financial Corporation

Ladies and Gentlemen:

1. Option. I was granted an option (the “Option”) to purchase shares of the common stock (the “Shares”) of WSFS Financial Corporation (the “Company”) pursuant to my Notice of Grant of Non-Plan Stock Option (the “Grant Notice”) and my Non-Plan Stock Option Agreement (the “Option Agreement”) as follows:

Grant Date:	________________

Number of Option Shares:	________________

Exercise Price per Share:	$ [_____________]

2. Exercise of Option. I hereby elect to exercise the Option to purchase the following number of Shares, all of which are Vested Shares in accordance with the Grant Notice and the Option Agreement:

Total Shares Purchased:	_____________________

Total Exercise Price (Total Shares X Price per Share)	$____________________

3. Payments. I enclose payment in full of the total exercise price for the Shares in the following form(s), as authorized by my Option Agreement:

☐ Cash:	$___________________

☐ Check:	$___________________

☐ Cashless Exercise:	Contact Administrator

☐ Other:	Contact Administrator

4. Tax Withholding. I authorize payroll withholding and otherwise will make adequate provision for the federal, state, local and foreign tax withholding obligations of the Company, if any, in connection with my exercise of the Option. (Contact Administrator for amount of tax due.)

1

5. Participant Information.

My address is:

My Social Security Number is:

6. Binding Effect. I agree that the Shares are being acquired in accordance with and subject to the terms, provisions and conditions of the Grant Notice and the Option Agreement, to all of which I hereby expressly assent. This Agreement shall inure to the benefit of and be binding upon my heirs, executors, administrators, successors and assigns.

Very truly yours,

(Signature)

Receipt of the above is hereby acknowledged.

WSFS FINANCIAL CORPORATION

By:

Name:

Title:

Dated:

2